EXHIBIT 23.2

CONSENT OF VAVRINEK, TRINE, DAY & CO, LLP AS INDEPENDENT AUDITORS

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 for Epic Bancorp, of our reports dated February 10, 2006 with respect to the consolidated balance sheets of Epic Bancorp and Subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the years in the three year period ended December 31, 2005, which reports appear in the December 31, 2005 annual report on Form 10-K of Epic Bancorp.

/s/ Vavrinek, Trine, Day & Co., LLP

Rancho Cucamonga, California
June 15, 2006